Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A, (File No. 333-144865) of our report dated April 9, 2008 on the audits of the financial statements of eMagin Corporation (the “Company”) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which report includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. In addition, we consent to the reference to our firm as “Experts” in the prospectus.

New York, New York
October 20, 2008